LINCOLN ADVISOR FUNDS, INC.
                      TRANSFER AGENCY AND SERVICE AGREEMENT




         THIS AGREEMENT, made as of this 25th day of September, 1995 by and between LINCOLN ADVISOR FUNDS, INC. (the "Fund"), a Maryland Corporation, and DELAWARE SERVICE COMPANY, INC. ("DSC"), a Delaware Corporation, having its principal office and place of business at 1818 Market Street, Philadelphia, Pennsylvania 19103.

                              W I T N E S S E T H:

         WHEREAS, the Fund desires to appoint DSC as its transfer agent, dividend disbursing agent and agent in connection with certain other activities, and DSC desires to accept such appointment;

         WHEREAS, DSC is duly registered as a transfer agent under the Securities Exchange Act of 1934, as amended;

         WHEREAS, the Fund is authorized to issue shares in separate series, with each such series representing interests in a separate portfolio of securities and other assets;

         WHEREAS, the Fund currently offers shares in 9 series, Growth and Income Portfolio, Enterprise Portfolio, U.S. Growth Portfolio, World Growth Portfolio, New Pacific Portfolio, Government Income Portfolio, Tax-Free Income Portfolio, Corporate Income Portfolio and Cashfund Portfolio (such series, together with all other series subsequently established by the Fund and made subject to this Agreement in accordance with Article XI, being herein referred to as the "Series", and each of the Series currently offers and sells up to four different classes of shares of Common Stock $.01 par value;

     WHEREAS, the Fund and DSC desire to have a written agreement concerning the performance of the foregoing services and providing compensation therefor;

     NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, and intending legally to be bound, it is agreed:

                             I. APPOINTMENT AS AGENT

                  l.l The Fund hereby appoints DSC Shareholder Services Agent for the Series to provide as agent for the Fund services as Transfer Agent, Dividend Disbursing Agent and Shareholder Servicing Agent and DSC hereby accepts such appointment and agrees to provide the Fund, as its agent, the services described herein.

                  l.2 The Fund shall pay DSC and DSC shall accept, for the services provided hereunder, the compensation provided for in Section VIII hereof. The Fund also shall reimburse DSC for expenses incurred or advanced by it for the Fund in connection with its services hereunder.

                                II. DOCUMENTATION

                  2.1 The Fund represents that it has provided or made available to DSC (or has given DSC an opportunity to examine) copies of, and DSC represents that it has received from the Fund (or is otherwise familiar with), the following documents:

               (a) The Articles of Incorporation or other documents evidencing the Fund's form of organization and any current amendments or supplements thereto.

               (b) The By-Laws of the Fund;

               (c) Any resolution or other action of the Fund or the Board of Directors of the Fund establishing or affecting the rights, privileges or other status of each class or Series of shares of the Fund, or altering or abolishing each such class or Series;

               (d) A certified copy of a resolution of the Board of Directors of the Fund appointing DSC as Shareholder Services Agent for the Series and authorizing the execution of this Agreement;

               (e) The form of share certificates of the Series in the form approved by the Board of Directors of the Fund;

               (f) A copy of the Fund's currently effective Prospectus and Statement of Additional Information under the Securities Act of l933, if effective;

               (g) Copies of all account application forms and other documents relating to stockholder accounts in the Series;

               (h) Copies of documents relating to Plans of the Fund for the purchase, sale or repurchase of its shares, including periodic payment or withdrawal plans, reinvestment plans or retirement plans;

               (i) Any opinion of counsel to the Fund relating to the authorization and validity of the shares of the Series issued or proposed to be issued under the law of the State of the Fund's organization, including the status thereof under any applicable securities laws;

               (j) A certified copy of any resolution of the Board of Directors of the Fund authorizing any person to give instructions to DSC under this Agreement (with a specimen signature of such person if not already provided), setting forth the scope of such authority; and

               (k) Any amendment, revocation or other documents altering, adding, qualifying or repealing any document or authority called for under this
Section 2.l.

                  2.2 The Fund and DSC may consult as to forms or documents that may be required in performing services hereunder.

                  2.3 The Fund shall provide or make available to DSC a certified copy of any resolution of the stockholders or the Board of Directors of the Fund providing for a dividend, capital gains distribution, distribution of capital, stock dividend, stock split or other similar action affecting the authorization or issuance of shares of the Series or the payment of dividends.

                  2.4 In the case of any recapitalization or other capital adjustment requiring a change in the form of stock certificate or the books recording the same, the Fund shall deliver or make available to DSC:

               (a) A certified copy of any document authorizing or effecting such change;

               (b) Written instructions from an authorized officer implementing such change; and

               (c) An opinion of counsel to the Fund as to the validity of such action, if requested by DSC.

 2.5 The Fund warrants the following:

               (a) The Fund is a properly registered investment company under the Investment Company Act of l940 and any and all Series' shares which it issues will be properly registered and lawfully issued under applicable federal and state laws.

               (b) The provisions of this contract do not violate the terms of any instrument by which the Fund is bound; nor do they violate any law or regulation of any body having jurisdiction over the Fund or its property.

 2.6 DSC warrants the  following:

               (a) DSC is and will be properly registered as a transfer agent under the Securities Exchange Act of l934 and is duly authorized to serve, and may lawfully serve as such.

               (b) The provisions of this contract do not violate the terms of any instrument by which DSC is bound; nor do they violate any law or regulation of any body having jurisdiction over DSC or its property.

                             III. STOCK CERTIFICATES

                  3.l The Fund shall furnish or authorize DSC to obtain, at the Fund's expense, a sufficient supply of blank stock certificates for the Series, and from time to time will replenish such supply upon the request of DSC. The Fund agrees to indemnify and exonerate, save and hold DSC harmless, from and against any and all claims or demands that may be asserted against DSC concerning the genuineness of any stock certificate supplied to DSC pursuant to this Section.

                  3.2 DSC shall safeguard, and shall account to the Fund, upon its demand for, all such stock certificates: (a) as issued, showing to whom issued, or (b) as unissued, establishing the safekeeping, cancellation or destruction thereof.

                  3.3 The Fund shall promptly inform DSC in writing of any change in the officers authorized to sign stock certificates or in the form thereof. If an officer whose manual or facsimile signature is affixed to any blank share certificate shall die, resign or be removed prior to the issuance of such certificate, DSC may nevertheless issue such certificate notwithstanding such death, resignation or removal, and the Fund shall with respect thereto promptly provide to DSC any approval, adoption or ratification as may be required by DSC.

                               IV. TRANSFER AGENT

                  4.l As Transfer Agent for the Series, DSC shall issue, redeem and transfer shares of the Series, and, in connection therewith but not in limitation thereof, it shall:

               (a) Upon receipt of authority to issue shares, determine the total shares to be issued and issue such shares by crediting shares to accounts created and maintained in the registration forms provided; as applicable, prepare, issue and deliver stock certificates.

               (b) Upon proper transfer authorization, transfer shares by debiting transferor-stockholder accounts and crediting such shares to accounts created and/or maintained for transferee-stockholders; if applicable, issue and/or cancel stock certificates.

               (c) Upon proper redemption authorization, determine the total shares redeemed and to be redeemed; determine the total redemption payments made and to be made; redeem shares by debiting stockholder accounts; as applicable receive and cancel stock certificates for shares redeemed; and remit or cause to be remitted the redemption proceeds to stockholders.

               (d) Create and maintain accounts; reconcile and control cash due and paid, shares issued and to be issued, cash remitted and to be remitted and shares debited and credited to accounts; provide such notices, instructions or authorizations as the Fund may require.

                  4.2 DSC shall not be required to issue, transfer or redeem Series' shares upon receipt by DSC from the Fund, or from any federal or state regulatory agency or authority, of written notice that the issuance, transfer or redemption of Series' shares has been suspended or discontinued.


                          V. DIVIDEND DISBURSING AGENT

                  5.l As Dividend Disbursing Agent for the Series, DSC shall disburse and cause to be disbursed to Series' stockholders Series' dividends, capital gains distributions or any payments from other sources as directed by the Fund. In connection therewith, but not in limitation thereof, DSC shall:

               (a) Calculate the total disbursement due and payable and the disbursement to each stockholder as to shares owned, in accordance with the Fund's authorization.

               (b) Calculate the total disbursements for each stockholder, as aforesaid, to be disbursed in cash; prepare and mail checks therefor.

               (c) Calculate the total disbursement for each stockholder, as aforesaid, for which Series' shares are to be issued and authorized and instruct the issuance of Series' shares therefor in accordance with Section IV hereof.

               (d) Prepare and mail or deliver such forms and notices pertaining to disbursements as required by federal or state authority.

               (e)  Create  and   maintain   records,   reconcile   and  control
disbursements to be made and made, both as to cash and shares, as aforesaid; provide such notices, instruction or authorization as the Fund may require.

                  5.2 DSC shall not be required to make any disbursement upon the receipt by DSC from the Fund, or from any federal or state agency or authority, of written notice that such disbursement shall not be made.

                         VI. SHAREHOLDER SERVICING AGENT

                  6.l As Shareholder Servicing Agent for the Series, DSC shall provide those services ancillary to but in implementation of the services provided under Sections I through V hereof, and those generally defined and accepted as shareholder services. In connection therewith, but not in limitation thereof, DSC shall:

               (a) Except where instructed in writing by the Fund not to do so, and where in compliance with applicable law, accept orders on behalf of the Fund; receive and process investments and applications; remit to the Fund or its custodian payments for shares acquired and to be issued; and direct the issuance of shares in accordance with Section IV hereof.

               (b) Receive, record and respond to communications of stockholders and their agents.

               (c) As instructed by the Fund, prepare and mail stockholder account information, mail Series stockholder reports and Series prospectuses.

               (d) Prepare and mail proxies and material for Fund stockholder meetings, receive and process proxies from stockholders, and deliver such proxies as directed by the Fund.

               (e) Administer investment plans offered by the Fund to investor and Series stockholders, including retirement plans, including activities not otherwise provided in Section I through V of this Agreement.

                           VII. PERFORMANCE OF DUTIES

                  7.l The parties hereto intend that Series stockholders and their stockholdings shall be confidential, and any information relating thereto shall be released by DSC only to those persons or authorities who DSC has reason to believe are authorized to receive such information; or, as instructed by the Fund.

                  7.2 DSC may, in performing this Agreement, require the Fund or the Fund's distributor to provide it with an adequate number of copies of prospectuses, reports or other documents required to be furnished to investors or stockholders.

                  7.3 DSC may request or receive instructions from the Fund and may, at the Fund's expense, consult with counsel for the Fund or its own counsel with respect to any matter arising in connection with the performance of its duties hereunder, and shall not be liable for any action taken or omitted by it in good faith in accordance with such instructions or opinions of counsel.

                  7.4 DSC shall maintain reasonable insurance coverage for errors and omissions and reasonable bond coverage for fraud.

                  7.5 Upon notice thereof to the Fund, DSC may employ others to provide services to DSC in its performance of this Agreement.

                  7.6 Personnel and facilities of DSC used to perform services hereunder may be used to perform similar services to other funds, including, without limitation, funds comprising the Delaware Group of funds, and may be used to perform other services for the Fund, the funds in the Delaware Group and others.

                                      -10

                  7.7 DSC shall provide its services as transfer agent hereunder in accordance with Section l7 of the Securities Exchange Act of l934, and the rules and regulations thereunder. Further, the parties intend that the processes, procedures, safeguards and controls employed should be those generally applied and accepted for the type services provided hereunder by other institutions providing the same or similar services, and, those which should provide efficient, safe and economical services so as to promote promptness and accuracy and to maintain the integrity of the Fund's records.

                  7.8 DSC shall establish and maintain those accounts, books and other documents that the Fund is required to establish and maintain under the provisions of the Investment Company Act of 1940 and the rules thereunder as DSC and the Fund may agree from time to time. The Fund and DSC may, from time to time, set forth in writing Guidelines For Selective Procedures to be applicable to the services hereunder.

                               VIII. COMPENSATION

                  8.1 The Fund and DSC acknowledge that the compensation by the Fund to DSC is intended to induce DSC to provide services under this Agreement of a nature and quality which the Board of Directors of the Fund, including a majority who are not parties to this Agreement or interested person of the parties hereto, has determined after due consideration to be necessary for the conduct of the business of the Fund, in the best interests of the Fund, the Series and its stockholders.

                  8.2 Compensation by the Fund to DSC hereunder shall be determined in accordance with Schedule A hereto as it shall be amended from time to time as provided for herein and which is incorporated herein as a part hereof.

                  8.3 Compensation as provided in Schedule A shall be reviewed and approved in the manner set forth in Section l0.l hereof by the Board of Directors of the Fund at least annually and may be reviewed and approved more frequently at the request of either party. The Board may request, and DSC shall provide, such information as the Board may reasonably require to evaluate the basis of and approve the compensation.

                              IX. STANDARD OF CARE

                  9.l The Fund acknowledges that DSC shall not be liable for, and in the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of the performance of its duties under this Agreement, agrees to indemnify DSC against, any claim or deficiency arising from the performance of DSC's duties hereunder, including DSC's costs, counsel fees and expenses incurred in investigating or defending any such claim or any administrative or other proceeding, and acknowledges that any risk of loss or damage arising from the conduct of the Fund's affairs in accordance herewith or in accordance with Guidelines or instructions given hereunder, shall be borne by the Fund.

                              X. CONTRACTUAL STATUS

                  l0.l This Agreement shall be executed and become effective on the date first written above if approved by a vote of the Board of Directors of the Fund, including an affirmative vote of a majority of the non-interested members of the Board, cast in person at a meeting called for the purpose of voting on such approval. It shall continue in effect for an indeterminate period, and is subject to termination on sixty (60) days notice by either party unless earlier terminated or amended by agreement among the parties. Compensation under this Agreement shall require approval by a majority vote of the Board of Directors of the Fund.

                  l0.2   This Agreement may not be assigned without the approval
of the Fund.

                  l0.3   This  Agreement  shall  be  governed by the laws of the
Commonwealth of Pennsylvania.

                              XI. ADDITIONAL FUNDS

                  11.1 In the event that the Fund establishes one or more series in addition to the currently offered Series, or additional classes within any Series with respect to which it desires to have DSC render services as transfer agent, dividend disbursing agent and shareholders service agent under the terms hereof, it shall so notify DSC in writing, and if DSC agrees in writing to provide such services, such series shall become a Series hereunder.

                                             DELAWARE SERVICE COMPANY, INC.


  Attest: /s/ Eric E. Miller                 By: /s/ David K. Downes
          Eric E. Miller                         David K. Downes
          Vice President/                        Senior Vice President/
          Assistant Secretary                    Chief Administrative Officer/
                                                 Chief Financial Officer


                                             LINCOLN ADVISOR FUNDS, INC.



  Attest: /s/ John Steinkamp                 By: /s/ Steve R. Brody
          John Steinkamp                         Vice President
                                                 Steven R. Brody

                                      -14

                                   SCHEDULE A
                                       to
                      TRANSFER AGENCY AND SERVICE AGREEMENT
                              COMPENSATION SCHEDULE


1. Delaware Service Company, Inc. (DSC) will determine and report to the Fund, at least annually, the compensation for services to be provided to the Fund for DSC's forthcoming fiscal year or period.

2. In determining such compensation, DSC will fix and report a fee to be charged per account and/or per transaction, as may be applicable, for services provided. DSC will bill, and the Fund will pay, such compensation monthly.

3. For the period commencing September 25, 1995, the charge will consist of two charges for each of the Fund's Series, an annual charge and a per transaction charge for each account on the transfer agent's records and each account on an automated retirement processing system. These charges are as follows:

         A.       ANNUAL CHARGE

                  Daily Dividend Funds                    $11.00 Per annum
                  Other Funds                               5.50 Per annum

                  Merrill Lynch - Omnibus Accounts:
                  Regular Accounts                         11.00 Per annum
                  Accounts with a Contingent
                    Deferred Sales Charge                  14.00 Per annum

                  Networked Accounts                 3.00 - 6.00 Per annum

         B.       TRANSACTION CHARGES

                  1.       Dividend Payment                $ 0.25
                  2.       New Account                       6.00
                  3.       Purchase:
                           a.   Wire                         8.00
                           b.   Automated*                   1.50
                           c.   Other                        2.60
                  4.       Transfer                          8.00
                  5.       Certificate Issuance              4.00



* (Purchase transactions received directly from Lincoln National Corporation or its affiliates payroll, via automated transmission will be charged at $.075 per transaction.)

                  6.       Liquidation:

                           a.   Wires                       12.00
                           b.   Drafts                        .75
                           c.   Money Market Regular         4.50
                           d.   Other Regular                4.50


                  7.       Exchanges:

                           a.   Dividend Exchanges           3.50
                           b.   Other                       10.00

                                   SCHEDULE A
                                   (Continued)

                             OUT-OF-POCKET EXPENSES



      I.       TRANSFER AGENT SYSTEM CHARGES


      A.       All accounts at $1.80 per account per year.

      B. Includes Fund/Serv, Networking Systems and Sungard supported remote access to the ACS Mutual Fund Sales Reporting System.

      C.       Includes ALL transactions.

      D. Excludes customary out-of-pocket expenses of service provider and non-standard interfaces, special modifications, or special jobs.



      II.      SPECIAL SERVICES AND FEES


      A.       AD-HOC Reportwriter Generator            $ 46.00 per report
                                                        $   .009 per account
                                                                 passed

      B.       Additional on-line history               $   .045 per account
                                                             per qtr.

      C.       Off hours IMS uptime                     $150.00 per hour

      D.       Interim Research                         $ 70.00 per run
                    Statements                          $  4.40/each cwu

      E.       Reruns                                   $ 70.00 per run
                                                        $  4.40/cwu

      F.       Extract Tapes                            $105.00
                                                        $   .022 per a/c

      G.       Retroactive Record Date                  $ 63.25 per run
                                                        $   .0165/account

      H.       Hot Jobs                                 $139.00
                                                        $  7.60/cwu

                                   SCHEDULE A

                             OUT-OF-POCKET EXPENSES

                                   (Continued)



      I.       Labor Charges
               System Support Representatives
               and Programmers                          $100.00/hour

               Consultants or Department Heads          $125.00/hour

               Officers                                 $150.00/hour


      J.       Training/Consulting                      $800.00/day

      K.       TELCOM COSTS for processing activity

      L.       Customer  pays  costs  to  establish  and  process   non-standard
               interfaces (tape, CPU transmissions, Audio Response, etc.)



      III.     OTHER OUT-OF-POCKET EXPENSES INCLUDE, BUT ARE NOT LIMITED TO:

                     Cost of forms

                     Postage

                     Cost of third party statements and confirmation vendor.

                     Cost of proxy mailing and solicitation.

                     Off-site storage costs.